Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of August 30, 2006 by and among Path 1 Network Technologies Inc., a Delaware Corporation (together with its successors and permitted assigns, the “Issuer”), and the undersigned investors (together with its successors and permitted assigns, the “Investors”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 7.1.

RECITALS

Subject to the terms and conditions of this Agreement, the Investors desires to subscribe for and purchase, and the Issuer desires to issue and sell to the Investors, certain shares of the Issuer’s common stock, par value $0.001 per share (the “Common Stock”). The Issuer is offering an aggregate of 2,000,000 shares of Common Stock in a private placement to the Investors and other investors at a purchase price of $0.25 per share and on the other terms and conditions contained in this Agreement (the “Offering”); provided that the Issuer reserves the right to issue and sell a lesser or greater number of shares.

TERMS OF AGREEMENT

In consideration of the mutual representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	SUBSCRIPTION AND ISSUANCE OF COMMON STOCK.

1.1 Subscription and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, the Issuer shall issue and sell to the Investors and the Investors subscribe for and shall purchase from the Issuer the number of shares of Common Stock set forth on the signature pages hereof (the “Shares”) for the aggregate purchase price set forth on the signature pages hereof, which shall be equal to the product of the number of Shares subscribed for by the Investors multiplied by the per share purchase price specified in the above Recitals to this Agreement (the “Purchase Price”).

1.2 Legend. Any certificate or certificates representing the Shares shall bear the following legend, in addition to any legend that may be required by any Requirements of Law:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH ANY APPLICABLE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

2.	CLOSING.

2.1 Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place on a date designated by the Issuer, which date shall be on or before July     , 2006. The Closing shall take place at the offices of the Issuer, located at 6215 Ferris Square, Suite 140, San Diego, CA 92131. At the Closing, unless each of the Investors and the Issuer otherwise agree (a) each of the Investors shall pay the Purchase Price to the Issuer, by wire transfer of immediately available funds to an account designated in writing by the Issuer, (b) the Issuer shall issue to the Investors the Shares, and shall deliver or cause to be delivered to each of the Investors a certificate or certificates representing the Shares duly registered in the name of such Investor, as specified on the signature pages hereto, and (iii) all other actions referred to in this Agreement which are required to be taken for the Closing shall be taken and all other agreements and other documents referred to in this Agreement which are required for the Closing shall be executed and delivered.

2.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Issuer and each of the Investors;

(b) by unanimous agreement of the Investors, upon a materially inaccurate representation or breach of any material warranty, covenant or agreement on the part of the Issuer set forth in this Agreement, in either case such that the conditions in Section 6.1 would be reasonably incapable of being satisfied on or prior to the date of the Closing; or

2.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 2.2, this Agreement shall forthwith become void, there shall be no liability on the part of the Issuer or the Investors to each other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties, covenants or agreements set forth in this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

As a material inducement to the Investors entering into this Agreement and subscribing for the Shares, the Issuer represents and warrants to the Investors as follows:

3.1 Corporate Status. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Corporate Power and Authority. The Issuer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.3 Enforceability. This Agreement has been duly executed and delivered by the Issuer and (assuming it has been duly authorized, executed and delivered by the Investors) constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4 Valid Issuance. Upon payment of the Purchase Price by the Investors and delivery to the Investors of the certificates for the Shares, such Shares will be validly issued, fully paid and non-assessable and will be free and clear of all Liens imposed by the Issuer and will not be subject to any preemptive rights or other similar rights of stockholders of the Issuer.

3.5 Offerings. Subject in part to the truth and accuracy of each Investor’s representations and warranties set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and any applicable state securities laws, and neither the Issuer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.6 Insurance. The Issuer maintains insurance with such insurers, and insuring against such losses, in such amounts, and subject to such deductibles and exclusions as are customary in the Issuer’s industry and otherwise reasonably prudent, all of which insurance is in full

3.7 Taxes. The Issuer has filed all material federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Issuer has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which is reasonably likely to have a Material Adverse Effect.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

As a material inducement to the Issuer entering into this Agreement and issuing the Shares, each Investor represents, warrants, and covenants to the Issuer as follows:

4.1 Power and Authority. Such Investor, if other than a natural person, is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. Such Investor has the corporate, partnership or other power (or capacity) and authority under applicable law to execute and deliver this Agreement and consummate the transactions contemplated hereby, and has all necessary authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Such Investor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.2 No Violation. The execution and delivery by such Investors of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by such Investor with the terms and provisions hereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate any charter or similar documents of such Investor, if other than a natural person, or any Contract to which such Investor is a party or by which it or its properties or assets are bound, or violate any Requirement of Law applicable to such Investor, other than such violations or defaults which, individually and in the aggregate, do not and will not have a Material Adverse Effect on such Investor. Such Investor will comply with any Requirement of Law applicable to it in connection with the Offering and any resale by such Investor of the Shares.

4.3 Consents/Approvals. No consents, filings, authorizations or actions of any Governmental Authority are required for such Investor’s execution, delivery and performance of this Agreement. No consent, approval, waiver or other actions by any Person under any Contract to which such Investor is a party or by which such Investor or any of its properties or assets are bound is required or necessary for the execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby.

4.4 Enforceability. This Agreement has been duly executed and delivered by such Investor and (assuming it has been duly authorized, executed, and delivered by the Issuer) constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally, and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

4.5 Investment Intent. Such Investor is acquiring the Shares hereunder for its own account and with no present intention of distributing or selling such Shares and further agrees not to transfer such Shares in violation of the Securities Act or any applicable state securities law, and no one other than such Investor has any beneficial interest in the Shares (except to the extent that such Investor may have delegated voting authority to its investment advisor). Such Investor agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel acceptable to the Issuer, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel acceptable to the Issuer, is exempt from registration or qualification under applicable state securities laws. Such Investor understands that the offer and sale by the Issuer of the Shares being acquired by such Investor hereunder has not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of the Issuer on such exemption from registration is predicated in part on these representations and warranties of such Investor. Such Investor acknowledges that pursuant to Section 1.2 of this Agreement a restrictive legend consistent with the foregoing has been or will be placed on the certificates for the Shares.

4.6 Accredited Investors. Such Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it hereunder.

4.7 Adequate Information. Such Investor has received from the Issuer, and has reviewed, such information which such Investor considers necessary or appropriate to evaluate the risks and merits of an investment in the Shares, including the information set forth on Exhibit A and the SEC Reports. Such Investor acknowledges that each of the SEC Reports, including the risk factors contained therein, are specifically incorporated herein by reference and form an integral part of this Agreement. Such Investor also acknowledges that the additional risk factors set forth on Exhibit A are specifically incorporated herein by reference and form an integral part of this Agreement.

4.8 Opportunity to Question. Such Investor has had the opportunity to question, and has questioned, to the extent deemed necessary or appropriate, representatives of the Issuer so as to receive answers and verify information obtained in such Investor’s examination of the Issuer, including the information that such Investor has received and reviewed as referenced in Section 4.7 hereof in relation to its investment in the Shares.

4.9 No Other Representations. No oral or written material representations have been made to such Investor in connection with such Investor’s acquisition of the Shares which were in any way inconsistent with the information reviewed by such Investor. Such Investor acknowledges that in deciding w hether to enter into this Agreement and to purchase the Shares hereunder, it has not relied on any representations or warranties of any type or description made by the Issuer or any of its representatives with regard to the Issuer, any of its respective businesses, properties or prospects of the investment contemplated herein, other than the representations and warranties set forth in Section 3 hereof.

4.10 Knowledge and Experience. Such Investor has such knowledge and experience in financial, tax and business matters, including substantial experience in evaluating and investing in common stock and other securities (including the common stock and other securities of speculative companies), so as to enable such Investor to utilize the information referred to in Section 4.7 hereof and any other information made available by the Issuer to such Investor in order to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

4.11 Independent Decision. Such Investor is not relying on the Issuer or on any legal or other opinion in the materials reviewed by such Investor with respect to the financial or tax considerations of such Investor relating to its investment in the Shares. Such Investor has relied solely on the representations and warranties, covenants and agreements of the Issuer in this Agreement (including the exhibits and schedules hereto) and on its examination and independent investigation in making its decision to acquire the Shares.

4.12 Commissions. Such Investor has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

4.13 Underwriter Disclaimer. Such Investor disclaims being an underwriter, but such Investor being deemed an underwriter by the SEC shall not relieve the Issuer of any of its obligations hereunder.

5.	COVENANTS.

5.1 Public Announcements. Each Investor agrees not to make any public announcement or issue any press release or otherwise publicly disseminate any information about the subject matter of this Agreement. Except as provided herein, the Issuer shall have the right to make such public announcements and shall control, in its sole and absolute discretion, the timing, form and content of all press releases or other public communications of any sort relating to the subject matter of this Agreement, and the method of their release, or publication thereof. The Issuer may issue an initial press release relating to the transactions contemplated by this Agreement, but shall not identify any Investors in such press release without the consent of such Investors, except as may be required by any Requirement of Law or rule of any exchange on which the Issuer’s securities are listed.

5.2 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. Each of the Investors and the Issuer shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it with or to any Governmental Authority in connection with the consummation of the transactions contemplated hereby. The Issuer and the Investors each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Requirement of Law in connection with the transactions contemplated by this Agreement and to use their respective commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. Except as may be specifically required hereunder, neither of the parties hereto or their respective Affiliates shall be required to agree to take any action that in the reasonable opinion of such party would result in or produce a Material Adverse Effect on such party.

5.3 Notification of Certain Matters. Prior to the Closing, each party hereto shall give prompt notice to the other party of the occurrence, or non-occurrence, of any event which would be likely to cause any representation and warranty herein to be untrue or inaccurate, or any covenant, condition or agreement herein not to be complied with or satisfied.

5.4 Confidential Information. Each Investor agrees that no portion of the Confidential Information (as defined below) shall be disclosed to third parties, except as may be required by law, without the prior express written consent of the Issuer; provided that such

Investor may share such information with such of its officers and professional advisors as may need to know such information to assist the Investors in its evaluation thereof on the condition that such parties agree to be bound by the terms hereof. “Confidential Information” means the existence and terms of this Agreement, the transactions contemplated hereby, and the disclosures and other information contained herein, excluding any disclosures or other information that is publicly available.

6.	CONDITIONS TO CLOSING.

6.1 Conditions to the Obligations of the Investors. The obligation of the Investors to proceed with the Closing is subject to the following conditions any and all of which may be waived by the Investors, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. Each of the representations and warranties of the Issuer contained in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except (i) for changes specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (iii) such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on the Issuer. Unless the Investors receive written notice to the contrary at the Closing, the Investors shall be entitled to assume that the preceding is accurate in all respects at the Closing.

(b) Agreement and Covenants. The Issuer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Unless the Investors receive written notice to the contrary at the Closing, the Investors shall be entitled to assume that the preceding is accurate in all respects at the Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement.

6.2 Conditions to the Obligations of the Issuer. The obligation of the Issuer to proceed with the Closing is subject to the following conditions any and all of which may be waived by the Issuer, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. Each of the representations and warranties of each of the Investors contained in this Agreement shall be true and correct as of the Closing as though made on and as of the Closing, except (i) for changes specifically permitted by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Unless the Issuer receives written notification to the contrary at the Closing, the Issuer shall be entitled to assume that the preceding is accurate in all respects at the Closing.

(b) Agreement and Covenants. Each of the Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Unless the Issuer receives written notification to the contrary at the Closing, the Issuer shall be entitled to assume that the preceding is accurate in all respects at the Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Closing or any transaction contemplated by this Agreement.

7.	MISCELLANEOUS.

7.1 Defined Terms. As used herein the following terms shall have the following meanings:

(a) “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

(b) “Bylaws” means the Bylaws of the Issuer, as the same may be supplemented, amended, or restated from time to time.

(c) “Certificate of Incorporation” means the Issuer’s Certificate of Incorporation, as the same may be supplemented, amended or restated from time to time.

(d) “Contract” means any indenture, lease, sublease, loan agreement, mortgage, note, restriction, commitment, obligation or other contract, agreement or instrument.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “GAAP” means generally accepted accounting principles in effect in the United States of America.

(g) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(h) “Issuer” means Path 1 Network Technologies, a Delaware corporation.

(i) “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the

Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

(j) “Material Adverse Effect” means a material and adverse change in, or effect on, the financial condition, properties, assets, liabilities, rights, obligations, operations or business, of a Person and its Subsidiaries taken as a whole.

(k) “Permit” means any permit, certificate, consent, approval, authorization, order, license, variance, franchise or other similar indicia of authority issued or granted by any Governmental Authority.

(l) “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

(m) “Requirements of Law” means as to any Person, the certificate of incorporation, by-laws or other organizational or governing documents of such Person, and any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to, or binding upon, such Person or any of its properties or to which such Person or any of its property is subject.

(n) “SEC” means the Securities and Exchange Commission.

(o) “SEC Reports” means: Reports filed on Form 8-K, 10-Q, 10-K, S-3 and any other forms filed with the SEC.

(p) “Securities Act” means the Securities Act of 1933, as amended.

7.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) All accounting terms shall have a meaning determined in accordance with GAAP.

(d) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any exhibits and schedules hereto) and not to any particular provision of this Agreement.

7.3 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall subsequently designate in writing to the other party):

(a) if to the Issuer to:

Path1 Network Technologies Inc.

6215 Ferris Square

Suite 140

San Diego, California 92121

Attention: Mr. Jeremy L. Ferrell, Interim CFO

Telecopier: (858)450-4203

with a copy (which shall not constitute notice) to:

Paul Hastings, Janofsky & Walker LLP

3579 Valley Centre Drive

San Diego, California 92130

Attention: Mr. Deyan Spirdonov

Telecopier: (858) 847-3590

(b) if to the Investors to the address set forth next to its name on the signature page hereto.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered by hand, by messenger or by courier, or if sent by facsimile, upon confirmation of receipt.

7.4 Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between the parties with respect to such subject matter.

7.5 Expenses; Taxes. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. Any sales tax, stamp duty, deed transfer or other tax (except taxes based on the income of the Investors) arising out of the issuance of the Shares (but not with respect to subsequent transfers) by the Issuer to the Investors and consummation of the transactions contemplated by this Agreement shall be paid by the Issuer.

7.6 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

7.7 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party.

7.8 Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

7.9 Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

7.10 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of [California] applicable to contracts executed and to be wholly performed within such State.

7.11 Severability. The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as of the date of this Agreement. However, any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed and delivered as of the date set forth below.

August 30, 2006

By:	/s/ Thomas L. Tullie

Name:	Thomas L. Tullie
Title:	President and CEO

Name of Investor

By:	/s/ William Loughery
William Loughery

By:	/s/ Robert R. Bears Jr.
Robert R. Bears, Jr.

By:	/s/ Robert R. Bears Sr.
Robert R. Bears, Sr.

By:	/s/ Margaret M. McElroy
Margaret M. McElroy

By:	/s/ Cynthia G. Mroczkowski
Cynthia G. Mroczkowski

By:	/s/ Teresa Hirsch
Teresa Hirsch

By:	/s/ Vincent J & Patricia A Celentano
Vincent J & Patricia A Celentano

By:	/s/ Richard W Cope
Richard W Cope

By:	/s/ Steve Simpson
Steve Simpson

By:	/s/ Christopher R. Cope
Christopher R. Cope

NAME OF INVESTOR (please print)	ADDRESS FOR NOTICE (please print)

Attention:

Tax Identification #:

SIGNATURE

By:

Name:

Title:

Date:

Exact name to appear on stock certificate:	Number of Shares subscribed for:

Aggregate Purchase Price (see Section 1.1):
$

EXHIBIT A

ADDITIONAL RISK FACTORS

RISK FACTORS

You should carefully consider the following risks and uncertainties before you invest in our common stock. Investing in our common stock involves risk. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also, “Note Regarding Forward-Looking Statements.”

We need to raise additional capital in the very near future.

Our cash position at June 30, 2006 was approximately $594,000 and approximately $561,000 as of July 12, 2006. Despite our two private placements in 2005 (in which we raised aggregate proceeds of approximately $5.4 million), our secured convertible term note financing in December 2005 (in which we borrowed $2,100,000), and our revolving line of credit financing in April 2006 (in which we borrowed $916,000), given our projected monthly gross cash burn rate (without contribution from gross margin on sales of product and without litigation expenses) of approximately $350,000, we need to raise additional capital to sustain our operations. Without significant revenue or additional financing we will not be able to fund operations through the third quarter of 2006. Financing may not be available to us on acceptable terms, if at all. Our inability to raise capital when needed would severely harm our business. Our auditors’ report on our 2005 financial statements includes a “going-concern” qualification, which means that our auditors have expressed substantial doubt as to our ability to continue as a going concern. In addition, additional equity financing may dilute our stockholders’ interest, and additional debt financing, if available, may involve restrictive covenants and could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on debt. If adequate funds are not available, we might not be able to continue.

One of our possible alternatives in our pursuit of additional financing is becoming a private company.

It is likely that the possible outcome of our pursuit of additional financing options will be the privatization of the Company or the sale of the Company to a third party. In the event that the Company becomes a private entity, we no longer would be required to file Securities Exchange Act reports and various other corporate governance and disclosure requirements applicable to us and our insiders would become inapplicable; the effect of such privatization would be that our shares would become practically illiquid.

Possible winding down of operations if we do not secure sufficient financing.

If we do not secure sufficient financing in the very near future and if we do not improve dramatically our customer orders in the current quarter, the board of directors may consider winding down our operation as the best alternative to all constituencies to whom it owes a fiduciary duty.

Dilution resulting from consummation of common stock purchase agreement.

The execution of this common stock purchase agreement triggers anti-dilution clauses with Laurus Master Fund (“Laurus”) and the holders of our Series A and Series B Preferred stock. The approximate dilution for Laurus is an additional 140,200 shares due to a reduction in the fixed conversion price from $2.63 to $2.24. The approximate dilution for the Series A and Series B Preferred stock holders is 204,600 shares of additional common stock due to the reduction in their conversion prices.

Our stock has been delisted from the American Stock Exchange.

On June 8, 2006, we received notice from the American Stock Exchange (“AMEX”) of their intention to strike the common stock of Path 1 from listing and registration on AMEX due to our non-compliance with one of the AMEX’s continued listing standards, Section 1003(a)(iv) of the AMEX Company Guide, in that we have sustained losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether we will be able to continue operations and/or meet our obligations as they mature. We have begun to seek to list our stock on the OTC Bulletin Board or, failing that, a lower-tier over-the-counter quotation service. Our stock is subject to the SEC’s “penny stock” rules, which would affect the practices of stockbrokers seeking orders for our stock and which would have a negative effect on our stock price.

Our auditors’ resigned from our audit engagement.

On June 12, 2006, our independent registered public accounting firm, Swenson Advisors, LLP (“Swenson”), resigned as our auditors. Because the resignation of Swenson did not involve any disagreement with us, our Audit Committee was not required to take any action regarding the resignation, other than to commence a search for a new auditing firm. Without an audit firm in place we will be unable to file our required SEC filings including our quarterly report on Form 10-Q and our annual report on Form 10-K.

Our auditors’ opinion states that the operating losses and our potential inability to raise additional sources of capital raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm, Swenson Advisors, LLP, included a going concern qualification in its audit opinion on our consolidated financial statements for the fiscal year ended December 31, 2005 included in our Annual Report on Form 10-K as a result of our continued operating losses during fiscal 2005 and our potential inability to raise additional sources of capital. The “going concern” opinion may cause concern to one or more of our constituencies of employees, shareholders, debt holders, customers, vendors, or trade creditors. If any customer’s, vendor’s or trade creditor’s concern changes their business relations with us by stopping work, ceasing sales, requiring sales on cash terms or other changes, these changes may materially adversely affect our cash flows and results of operations.

Our window of opportunity may be shrinking.

It is difficult for companies like us, with small mass and limited resources, to compete in the video transport equipment industry against larger businesses. Our disadvantages have been heightened by our recent failures of execution in many aspects of our business including failures to close large product sales and strategic alliances, failure to focus our research and development on timely introduction of a series of attractive new products, and failure to raise enough new capital from investors to ensure our future; in addition, Claude Gibson, a clerk in our finance department, embezzled approximately $245,000 from us, primarily in the first half of 2005. After the completion of an internal investigation relating to the embezzlement, we instituted stronger controls and procedures and we recommitted to compliance with previously existing procedures, but we do not believe that the embezzlement constituted evidence of a material weakness in our internal controls over financial reporting. We have filed suit against this former employee, an employment agency from which we hired this former employee, and our bank, to recover the amount which was embezzled. We settled our lawsuit with the bank and are continuing our case against the former employee and the employment agency.

Although we believe our products remain technologically superior, our margin of superiority over certain large competitors may diminish as we presently do not offer an integrated solution: we have a narrow product offering. Moreover, our industry is now adopting international standards for forward error correction (“FEC”) and other technologies that today are proprietary. While we believe that our implementation of these standards is unique, and while an initial comparison test conducted by a major European broadcaster showed that our Vx8000 operating our implementation of the Pro-MPEG Code of Practice (COP) # 3 FEC performed best, the movement toward industry standards-based products may result in commoditization and may reduce our technological advantages, thereby resulting in lower selling prices and reduced gross margins, and thus negatively impact the results of our operations. For these and other reasons, our industry has been experiencing consolidation.

We have incurred losses since inception and will likely not be profitable at least for the next several quarters.

We have incurred operating losses since our inception in January 1998. As of June 30, 2006, our accumulated deficit was approximately $57.2 million. We have never been profitable. We expect to continue to incur significant operating, sales, marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.

Changes in senior management may result in difficulties.

John Zavoli, our former CEO, President, Chief Financial Officer and General Counsel, and David Carnevale, our former Vice President of Corporate Development, separated from the Company in September 2005. Henry Sariowan, our former Vice President of Strategic Technology Planning, separated from the Company in November 2005, and Daniel McCrary, our former Vice President of Marketing, separated from the Company in January 2006. In November 2005, we appointed Thomas Tullie as CEO and President, replacing directors Frederick Cary and Robert Packer who had served as interim co-principal executive officers while we searched for a new CEO. Also, in August 2005 we hired Jeremy Ferrell as Controller to replace David

Houillion. Mr. Ferrell was promoted to Interim Chief Financial Officer in November 2005. We hired Richard Segil as Vice President of Marketing in February 2006. Further changes in management may occur from time to time. Changes in senior management of small companies are inherently disruptive, and efforts to implement any new strategic or operating goals or methods may also prove to be disruptive.

An ongoing lawsuit with the holders of a majority of our “Series A” 7% Convertible Preferred Stock could be costly and result in substantial liabilities that would harm our business.

Gryphon Master Fund, L.P. and GSSF Master Fund, LP, which together hold a majority of our “Series A” 7% Convertible Preferred Stock, filed a lawsuit against us in January 2006, in the United States District Court for the Northern District of Texas, alleging that the consent of a majority of the “Series A” Preferred Stock had been required in connection with our December 2005 issuance of a $2,100,000 secured convertible note and related warrants to Laurus, but that such consent had not been obtained. We believe such consent was not required. The plaintiffs’ complaint states that they are seeking to recover from us an unspecified amount of damages, including interest, attorneys’ fees and court costs.

We believe our defenses to the claims in this lawsuit are meritorious, however, due to the inherent uncertainties of litigation, we could incur substantial liabilities if the plaintiffs were to prevail in any respect in connection with their claims. In addition, even if we were to prevail in all respects or reach a settlement on mutually agreeable terms, the costs and expenses of any defense and/or settlement could be significant, and the litigation process could be time consuming and could divert our management and key personnel from our business operations. The occurrence of any of these events could result in substantial liabilities to us and harm our business.

A similar lawsuit had been filed against us in January 2006 by Castle Creek Technology Partners LLC, which holds a majority of our Series B 7% Convertible Preferred Stock, alleging that the consent of a majority of the Series B 7% Convertible Preferred Stock was required in connection with such issuance. Although we believe such consent was not required and that we had meritorious defenses to Castle Creek’s claims, we settled this case on February 10, 2006 in order to avoid the uncertainties, risks, costs, expenses and diversion described above. We agreed to make payments, in stock and in cash, economically equivalent to accrued dividends on Castle Creek’s Series B 7% Convertible Preferred Stock, and we agreed to issue stock upon any Series B conversion by Castle Creek so such conversion would be economically equivalent to a conversion by Castle Creek at a $2.6316 conversion price. We also agreed to an offer of similar terms to all the other holders of Series B 7% Convertible Preferred Stock; we did so, and they all accepted the offer. On February 24, 2006, we paid the economic equivalent of accrued dividends to Castle Creek and all such other holders by issuing a total of 54,605 shares of our common stock to them. A total of $124,012 of accrued dividends was thereby relieved. We expect to issue shares of our common stock from time to time, at market-based rates, as payment of the economic equivalent of future accrued dividends on our Series B 7% Convertible Preferred Stock, thereby relieving $496,521 of future accrued dividends. We can, if we choose, make such payments in cash instead of in stock. Our agreement to issue shares of our common stock upon any Series B conversion so that such conversion would be economically equivalent to a conversion at a $2.6316 conversion price would result, if all of the holders of Series B 7% Convertible Preferred Stock were to convert the shares owned by them as of the date of this prospectus, in the issuance of approximately 157,531 additional shares of our common stock.

We have offered to settle the Gryphon/GSSF lawsuit on the same terms as were provided to Castle Creek. We have also offered optional extension of the proposed settlement’s benefits and burdens to each of the respective minority “Series A” holders. The plaintiffs have not accepted this offer as of the date of this prospectus, and the case is proceeding. If Gryphon/GSSF and, after them, the other respective minority “Series A” holders were to accept our offer of settlement on the same terms as provided to Castle Creek and the minority Series B holders (which, as of the date of this prospectus, they have not so accepted), we would expect to issue shares of our common stock from time to time, at market-based rates, as payment of the economic equivalent of accrued dividends, thereby relieving up to $737,564 of accrued dividends. We could, if we choose, make such payments in cash instead of in stock. Also, if they were to accept our offer, we would expect to issue approximately 172,064 additional shares of our common stock upon the conversion by each of the “Series A” holders of all of the shares of “Series A” 7% Convertible Preferred Stock owned by them as of the date of this prospectus so that such conversion would be economically equivalent to a conversion at a $2.6316 conversion price.

In connection with the Laurus line of credit, we entered into a Consent and Waiver agreement dated April 22, 2006 with Castle Creek. In consideration of the consent and waiver given by Castle Creek, we agreed to provisions which have the economic effect of reducing the conversion price of Castle Creek’s Series B Preferred Stock from $2.6316 per share to $1.51 per share. In the Consent and Waiver agreement, we also agreed to offer each of the respective minority holders of the Series B Preferred Stock the same benefits and the same burdens of the Consent and Waiver agreement, as of such minority holder was “Castle Creek” for such purposes. We did so, and all of the minority holders accepted this offer.

The issuance of any shares of our common stock as the payment of the economic equivalent of accrued dividends to the holders of our Series B 7% Convertible Preferred Stock or “Series A” 7% Convertible Preferred Stock, or the issuance of any additional shares of our common stock upon conversion of shares of our preferred stock so as to reflect the economic equivalent of a conversion at a $2.6316 or $1.51 conversion price would, in each case, dilute your ownership in the Company, and the sale of such shares of common stock in the market could cause the market price of our common stock to decline as a result of the increased supply of shares, which could in turn cause you to lose a portion of your investment. In addition, our commitment to make the settlement payments described above (in either stock or cash) could also significantly affect our ability to raise additional capital, as potential investors may increase the costs of any new financing in light of our obligation to make such settlement payments.

Following our secured convertible term note financing in December 2005, and our secured non-convertible revolving note financing in April 2006, we have a significant amount of debt outstanding and we may not be able to generate sufficient cash flow to meet our debt service obligations.

On April 25, 2006, we entered into a $1 million non-convertible secured revolving line of credit with Laurus. The revolving line of credit bears an annual interest rate equal to prime plus 2.0%

per annum, payable monthly in cash. In connection with the financing, we issued to Laurus a seven year warrant to purchase up to 662,251 shares of Path 1 common stock at an exercise price of $1.51 per share, which shares of common stock are being registered pursuant to the registration statement of which this prospectus is a part. Additionally, Laurus agreed to postpone five months of principal payments totaling $303,000 related to the $2.1 million convertible note issued in December 2005. Monthly principal payments will resume in September 2006. This revolving line of credit is secured by all our assets pursuant to a Master Security Agreement dated April 25, 2006. We have the ability to draw down advances under the revolving line of credit subject to limits based on our accounts receivable balances and inventory levels.

In December 2005, we issued to Laurus a secured convertible term note in the principal amount of $2,100,000, at par, which note matures 36 months following issuance, has a variable interest rate of 250 basis points above prime, and requires monthly payments of accrued interest beginning January 1, 2006 and monthly payments of principal beginning March 1, 2006. We are permitted, in certain circumstances, to make scheduled payments of principal and interest with respect to the note in shares of common stock rather than cash. If, however, circumstances do not permit us to make such scheduled payments in shares of common stock (including if the average closing price of our common stock for the five trading days immediately preceding the date on which interest payments are due is less than 115% of the fixed conversion price then in effect with respect to the note), we will be required to make such payments in cash, and we may not be able to generate sufficient cash flows to service and repay this indebtedness and have sufficient funds left over to achieve profitability in our operations, meet our working capital and capital expenditure needs or compete successfully in our markets.

If we cannot meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing the secured convertible term note, which would allow the holder of such note to declare all borrowings outstanding thereunder to be immediately due and payable. If any of the indebtedness under the note is thereby accelerated, we may not have sufficient funds available to make the required payments that are due thereunder.

The Laurus secured convertible term note and revolving note are secured by substantially all of our assets, and this obligation ranks senior to any rights of stockholders.

The Laurus secured convertible term note and revolving note are secured by a first-priority lien on substantially all of our assets. In the event of any bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are pledged as collateral securing the secured convertible term note and revolving note must be first used to pay such notes, as well as any other obligation secured by a priority lien on the collateral, in full, before making any distributions to stockholders, among others. This senior right of the noteholder could cause you to lose all or part of your investment.

We face competition from established and developing companies, many of which have significantly greater resources, and we expect such competition to grow.

The markets for our products, future products and services are competitive. We face direct and indirect competition from a number of established companies, including Tandberg Television, Thomson, Harris, Aastra and Scientific-Atlanta (a Cisco company), as well as development stage companies, and we anticipate that we will face increased competition in the future as existing competitors seek to enhance their product offerings and new competitors emerge. Many of our competitors have greater resources, sell a more complete product line or solution, have higher name recognition, have more established reputations within the industry and maintain stronger marketing, manufacturing, distribution, sales and customer service capabilities than we do.

The technologies that our competitors and we offer are expensive to design, develop, manufacture and distribute. Competitive technologies may be owned and commercialized by established companies that possess substantially greater financial, marketing, technical and other resources than we do and, as a result, such companies may be able to develop their products more rapidly and market their products more extensively than we can.

Competitive technologies that offer a similar or superior capacity to converge and transmit audio, video and telephonic data on a real-time basis over existing networks may currently exist or may be developed in the future. We cannot assure you that any technology currently being developed by us is not being developed by others or that our technology development efforts will result in products that are competitive in terms of price or performance. If our competitors develop products or services that offer significant price or performance advantages as compared to our current and proposed products and services, or if we are unable to improve our technology or develop or acquire more competitive technology, we may find ourselves at a competitive disadvantage and our business could be adversely affected. In addition, competitors with greater financial, marketing, distribution and other resources than we have may be able to leverage such resources to gain wide acceptance of products inferior to ours.

Our product line is relatively narrow, whereas many of our competitors can offer customers a complete solution that includes products that we do not manufacture or technologies which we have not developed. Our limited product line represents a significant competitive disadvantage for us.

We need to develop and introduce new and enhanced products in a timely manner to remain competitive.

Broadband communications markets are characterized by continuing technological advancement, changes in customer requirements and evolving industry standards. To compete successfully, we must on a timely basis design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, in addition to the technological and managerial risks inherent in any product development effort, we may not be able to develop these products on a timely basis if the development effort requires more financial resources than we are able to bring to bear, and we may not be able to introduce successfully any new products if our products:

•	are not cost effective,

•	are not brought to market in a timely manner,

•	are not in accordance with evolving industry standards and architectures, or

•	fail to achieve market acceptance.

Technologies are changing rapidly, and we will be required to spend significant sums on research and development – particularly for new hardware designs and software development – to produce these next generation products. Our existing products may soon become difficult to produce because of end-of-life components, because of emerging governmental restrictions on the manufacture and sale of electronic products containing lead parts and components, and because of increasing demand in the market for new standards-based products.

In order to develop and market successfully certain of our planned products for digital applications, we may be required to enter into technology development or licensing agreements with third parties. We cannot assure you that we will be able to enter into any necessary technology development or licensing agreement on terms acceptable to us, or at all. The failure to enter into technology development or licensing agreements when necessary could limit our ability to develop and market new products and, accordingly, could materially and adversely affect our business and operating results.

We must re-engineer our current platform and products to comply with environmental laws and regulations.

Our products are not currently in compliance with the “RoHS” (Reduction of certain Hazardous Substances) directive of the European Union which will require electronic components shipped into Europe after June 30, 2006 to be essentially lead-free. Various states and other countries are contemplating adopting this type of legislation and/or similar “WEEE” (Waste Electrical and Electronic Equipment) legislation designed to reduce the potential damage from hazardous substances contained in electronic components and parts. We will need to expend significant engineering resources to conform our existing products to this directive, as we believe noncompliant products will no longer be viable in some markets after June 30, 2006. In addition, we will continue to need significant engineering resources for sustaining-development work (bug fixes, needed upgrades for specific customer bids, etc.).

Increased costs associated with complying with these new environmental laws and regulations, when coupled with our existing cost structure and our limited resources, could delay development of next-generation products.

Because we will incur significant increased costs in complying the new environmental laws and regulations described above, in addition to our existing operating, sales, marketing and research and development and general and administrative expenses, and because we have limited resources, our development toward next-generation products could be delayed or defocused. Development toward next-generation products is a significant factor in our ability to compete in our industry on a going-forward basis, and if we do not successfully develop such next generation products, we may not be able to compete effectively in our markets in the future and our products may become outdated or even obsolete.

Delivery of real-time, broadcast-quality video via IP networks is a new market and subject to evolving standards.

Delivery of real-time, broadcast-quality video over IP networks is novel and evolving, and it is possible that communication service providers or their suppliers will adopt alternative architectures and technologies for delivering real-time, broadcast-quality video over IP networks or other types of networks that are incompatible with our current or future products. In addition to competing with video over IP vendors, we compete with existing or incumbent alternative technologies and architectures for transporting live broadcast video that have existed for many years such as satellite, circuit switched networks and ATM, and our customers may not be willing to move to using an IP network for transporting live video.

If we are unable to design, develop, manufacture and sell products that incorporate or are compatible with these new or existing architectures or technologies, our business could suffer. Moreover, our industry is rapidly adopting technical standards for transporting video over IP networks, and many customers appear to prefer standards-based or “open standards” products such as those operating the Pro-MPEG COP (Code of Practice). Our Vx8000, launched in April 2005, is our first product that is Pro-MPEG standards-based. This move towards offering standards-based products for transporting video over IP networks may result in increased competition, adversely affect our ability to offer differentiated products incorporating our proprietary technology, and cause negative impact to our gross profit margins.

Pricing pressure on our products has placed us at a competitive disadvantage.

We have experienced significant pricing pressure in some of the markets for our products, predominantly the cable market. Due to competitive factors, cable customers have been willing to pay only reduced amounts for our products. This has placed us at a competitive disadvantage with our competitors which have the financial strength to withstand pricing pressures. Most of our competitors in the cable market sell a broader array of products as a bundled solution to cable customers, and these competitors can offer substantial discounts to cable customers on products that compete directly with ours, sometimes even as loss leaders. If we are unable to regain larger margins on such products, we may be forced to exit certain market segments and our results of operations and profitability will be negatively affected.

Our quarterly financial results are likely to fluctuate significantly.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period, particularly because our sales prospects are uncertain and our sales are made on a purchase order basis. In addition, we have not proven our ability to execute our business strategy with respect to establishing and expanding sales and distribution channels. Fluctuations may result from:

•	decreased spending on new products by our customers,

•	the timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors,

•	the timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors,

•	problems in our execution of key functions such as engineering, manufacturing, marketing and/or sales,

•	our ability to establish a productive sales force or partner with communication service providers or their suppliers,

•	demand and pricing of the products we offer,

•	purchases of our products by communication service providers in large, infrequent amounts consistent with past practice,

•	customer acceptance of the services our products enable,

•	interruption in the manufacturing or distribution of our products,

•	the willingness and ability of customers to conduct necessary trials and tests of our products prior to sale, and

•	general economic and market conditions, including war, acts of terrorism, and other conditions specific to the telecommunications industry.

As a result, we may experience significant, unanticipated or unexpectedly large quarterly losses.

The sales cycle for certain of our products is lengthy, which makes forecasting of our customer orders and revenues difficult.

The sales cycle for certain of our products is lengthy, often lasting six months to more than a year. Our customers generally conduct significant technical evaluations and trials of our products as well as competing products prior to making a purchasing decision, even in cases where they may have previously purchased our products for use in one region of their operations and later seek to deploy our products in another. In addition, purchasing decisions may also be delayed because of a customer’s internal budget approval processes. Because of the lengthy sales cycle and the size of customer orders, if orders forecasted for a specific customer for a particular period do not occur in that period, our revenues and operating results for that particular quarter could suffer. Moreover, a portion of our expenses related to an anticipated order is fixed and difficult to reduce or change, affecting results for a particular period.

The rate of market adoption of our technology is uncertain and we could experience long and unpredictable sales cycles.

Our products are based on new technology and, as a result, it is extremely difficult to predict the timing and rate of market adoption of our products or the rate of market adoption of applications enhanced by our products such as video-on-demand. Accordingly, we have limited visibility into when we might realize substantial revenue from product sales.

We are providing new and highly technical products and services to enable new applications. Thus, the duration of our sales efforts with prospective customers in all market segments is likely to be lengthy as we seek to educate them on the uses and benefits of our products. This sales cycle could be lengthened even further by potential delays related to product implementation as well as delays over which we have little or no control, including:

•	the length or total dollar amount of our prospective customers’ planned purchasing programs contemplating our products,

•	changes in prospective customers’ capital equipment budgets or purchasing priorities,

•	prospective customers’ internal acceptance reviews, and

•	the complexity of prospective customers’ technical needs.

These uncertainties, combined with many potential customers’ measured approaches to corporate spending on technology generally as well as new technologies such as ours, substantially complicate our planning and may reduce prospects for sales of our products. If our prospective customers curtail or eliminate their purchasing programs, decrease their budgets or reduce their purchasing priority, our results of operations could be adversely affected.

Our customer base is concentrated and the loss of one or more of our key customers would harm our business.

Historically, a significant majority of our sales have been to relatively few customers. We expect that sales to relatively few customers will continue to account for a significant percentage of our net sales for the foreseeable future. Almost all of our sales are made on a purchase order basis, and none of our customers has entered into a long-term agreement requiring it to purchase our products. The loss of, or any reduction in orders from, a significant customer would harm our business.

The success of our business is dependent on establishing and expanding sales and distribution channels for our products.

Third-Party Collaborations. Although we intend to establish strategic relationships with leading suppliers, integrators and resellers to promote and distribute our products, we may not succeed. We may not be able to identify adequate partners, and even if identified, we may not be able to enter into agreements with these entities on commercially reasonable terms, or at all. To the extent that we enter into any such agreements with third parties, any revenues we receive from sales of our products in those markets will depend upon the efforts of such third parties, which in most instances will not be within our control. If we are unable to leverage effectively a partner to market our products more broadly than we can through our internal sales force, our business could be adversely affected.

Internal Sales Force. We have limited experience in marketing and selling our products. We intend to expand our direct and indirect sales force and independent channel partners domestically and internationally for the promotion of our product lines and other future products to suppliers and communication service providers of all kinds. Competition for quality sales and marketing personnel and channel partners is intense. In addition, new employees, particularly new sales and marketing employees, will require training and education concerning our products and will also increase our operating expenses. There can be no assurance that we will be successful in attracting or retaining qualified sales and marketing personnel and partners. As a result, there can be no assurance that the sales force we are able to build will be of a sufficient size or quality to effectively market our products.

We may not be able to profit from growth if we are unable to manage the growth effectively.

We anticipate that we will need to grow in the future. This anticipated growth will place strain on our managerial, financial and personnel resources. The pace of our anticipated expansion, together with the complexity of the technology involved in our products and the level of expertise and technological sophistication incorporated into the provision of our design, engineering, implementation and support services, demands an unusual amount of focus on the operational needs of our future customers for quality and reliability, as well as timely delivery and post-installation and post-consultation field and remote support. In addition, new customers, especially customers that purchase novel and technologically sophisticated products such as ours, generally require significant engineering support. Therefore, adoption of our platforms and products by customers would increase the strain on our resources.

To reach our goals, we may need to hire rapidly, while at the same time investing in our infrastructure. We expect that we will also have to expand our facilities. In addition, we will need to successfully train, motivate and manage new employees; expand our sales and support organization; integrate new management and employees into our overall operations; and establish improved financial and accounting systems. Indeed, even without consideration of future needs imposed by any future growth of our business, we need to upgrade several of these areas even to support our present levels of business.

We may not succeed in anticipating all of the changing demands that growth would impose on our systems, procedures and structure. If we fail to effectively manage our expansion, if any, our business may suffer.

We will depend on broadcasting, cable and satellite industry spending for a substantial portion of our revenue and any decrease or delay in spending in these industries would negatively impact our resources, operating results and financial condition.

Demand for our products will depend on the magnitude and timing of spending by cable television operators, broadcasters, satellite operators and carriers for adopting new products for installation with their networks.

Spending by customers in these sectors is dependent on a variety of factors, including:

•	overall demand for communication services and the acceptance of new video, voice and data services,

•	annual budget cycles,

•	the status of federal, local and foreign government regulation of telecommunications and television broadcasting,

•	access to financing,

•	evolving industry standards and network architectures,

•	competitive pressures,

•	discretionary customer spending patterns, and

•	general economic conditions.

We believe that the capital markets’ more measured approach to providing financing for emerging and even established telecommunications companies, since the bull market that ended in 2000, has reduced access to funding for potential and existing customers causing delays in the timing and scale of deployments of our equipment, as well as the postponement of certain projects by our customers. The timing of deployment of our equipment can be subject to a number of other risks, including the availability of skilled engineering and technical personnel.

Product quality problems may negatively affect our revenues and results from operations, as well as disrupt our research and development efforts.

We produce highly complex products that incorporate leading edge technology including hardware, software and embedded firmware. In addition to problems relating to the physical quality of manufacturing, our software and other technology may contain “bugs” that can prevent our products from performing as intended. There can be no assurance that our pre-shipment testing programs will be adequate to detect all defects either in individual products or which could affect numerous shipments that, in turn, could create customer dissatisfaction, reduce sales opportunities, or affect gross margins if the cost of remedying the problems exceed our reserves established for this purpose. Our inability to cure a product defect may result in the failure of a product line, serious damage to our reputation, and increased engineering and product re-engineering costs that individually or collectively would have a material adverse impact on our revenues and operating results.

We rely on several key suppliers of components, sub-assemblies and modules that we use to manufacture our products, and we are subject to manufacturing and product supply chain risks.

We purchase components, sub-assemblies and modules from a limited number of vendors and suppliers that we use to manufacture and test our products. Our reliance on these vendors and suppliers involves several risks including, but not limited to, the inability to purchase or obtain delivery of adequate supplies of such components, sub-assemblies or modules, increases in the prices of such items, quality, and overall reliability of our vendors and suppliers. Although in many cases we use standard parts and components for our products, certain components are presently available only from a single source or limited sources. Some of the materials used to produce our products are purchased from foreign suppliers. We do not generally maintain long-term agreements with any of our vendors or suppliers. Thus we may thus be unable to procure necessary components, sub-assemblies or modules in time to manufacture and ship our products, thereby harming our business.

We operate under an agreement with a leading parts vendor to provide turnkey outsourced manufacturing services. To reduce manufacturing lead times and to ensure adequate component supply, we have instructed our vendor to procure inventory based on criteria and forecasts as defined by us. If we fail to anticipate customer demand properly, an oversupply of parts, obsolete components or finished goods could result, thereby adversely affecting our gross margins and results of operations.

We may also be subject to disruptions in our manufacturing and product-testing operations that could have a material adverse affect on our operating results.

We may not be able to hire and assimilate key employees.

Our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Significant competition exists for employees in our industry and in our geographic region. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to assimilate successfully these employees or hire qualified personnel to replace them. The loss of services of any of our key personnel, the inability to attract or retain key personnel in the future, or delays in hiring required personnel, particularly engineering and sales personnel, could make it difficult to meet key objectives such as timely and effective product introductions.

Changes in the mix of product sales, product distribution model or customer base could negatively impact our sales and margins.

We may encounter a shift in the mix of the various products that we sell – products that have varying selling prices based in part on the type of product sold, competitive conditions in the particular market into which the product is sold, applicable sales discounts, licensed product feature sets, whether we sell our products as an OEM, and whether the sale is a direct sale or an indirect channel sale through our VARs and resellers. Any change in any of these variables could result in a material adverse impact on our gross sales, gross margins and operating results.

We may be unable to obtain full patent protection for our core technology and there is a risk of infringement.

Since 2001, we have submitted several patent applications and provisional patent applications on topics surrounding our core technologies to supplement our existing patent portfolio. There can be no assurance that these or other patents will be issued to us, or, if additional patents are issued, that they or our three existing patents will be broad enough to prevent significant competition or that third parties will not infringe upon or design around such patents to develop competing products. There is no assurance that these or any future patent applications will be granted, or if granted, that they will not be challenged, invalidated or circumvented.

In addition to seeking patent protection for our products, we intend to rely upon a combination of trade secret, copyright and trademark laws and contractual provisions to protect our proprietary rights in our products.

There has been a trend toward litigation regarding patent and other intellectual property rights in the telecommunications industry. Although there are currently no lawsuits pending against us regarding possible infringement claims, there can be no assurance such claims will not be asserted in the future or that such assertions will not materially adversely affect our business, financial conditions and results of operations. Any such suit, whether or not it has merit, would be costly to us in terms of employee time and defense costs and could materially adversely affect our business.

If an infringement or misappropriation claim is successfully asserted against us, we may need to obtain a license from the claimant to use the intellectual property rights. There can be no assurance that such a license will be available on reasonable terms if at all.

We are subject to local, state and federal regulation.

Legislation affecting us (or the markets in which we compete) could adversely impact our ability to implement our business plan on a going-forward basis. The telecommunications industry in which we operate is heavily regulated and these regulations are subject to frequent change. Future changes in local, state, federal or foreign regulations and legislation pertaining to the telecommunications field may adversely affect prospective purchasers of telecommunications equipment, which in turn would adversely affect our business.

The market price of our common stock could be volatile and your investment could suffer a decline in value.

The market prices for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

•	quarterly variations in operating results and overall financial condition,

•	announcements of debt or equity financings,

•	issuances of new securities to outstanding security holders or pro-holder modifications of outstanding securities, in order to procure necessary consents to future financings, announcements of debt or equity financings,

•	economic and political developments affecting technology spending generally and adoption of new technologies and products such as ours,

•	customer demand or acceptance of our products and solutions,

•	short-selling programs,

•	stock selling by persons to whom we sold securities in one or more private placements at below-market prices,

•	changes in IT spending patterns and the rate of consumer acceptance of video-on-demand,

•	product sales progress, both positive and negative,

•	the stock market’s perception of the telecommunications equipment industry as a whole,

•	technological innovations by others,

•	cost or availability of components, sub-assemblies and modules used in our products,

•	the introduction of new products or changes in product pricing policies by us or our competitors,

•	proprietary rights disputes or litigation,

•	other litigation,

•	initiation of or changes in earnings estimates by analysts,

•	additions or departures of key personnel, and

•	sales of substantial numbers of shares of our common stock or securities convertible into or exercisable for our common stock.

In addition, stock prices for many technology companies, especially early-stage companies such as ours, fluctuate widely for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as interest rate increases, recessions or military or political conflicts, may materially and adversely affect the market price of our common stock, thereby causing you to lose some or all of your investment.

In addition, if the average daily trading volume in our common stock is low, the resulting illiquidity could magnify the effect of any of the above factors on our stock price.

Newly adopted accounting regulations requiring companies to expense stock options will result in a decrease in our earnings, or an increase in our losses, and our stock price may decline.

The Financial Accounting Standards Board recently adopted an accounting standard that eliminates the ability to account for share-based compensation transactions using the intrinsic method that we used through 2005. FAS No. 123R generally requires for us that, beginning in 2006, such transactions be accounted for using a fair-value-based method and recognized as an expense in our consolidated statement of operations. We have expensed stock options vested after December 31, 2005, recorded stock-based compensation amounting to $303,000 for the six months ended June 30, 2006. Through 2005, we generally only disclosed such expenses on a pro forma basis in the notes to our consolidated financial statements in accordance with accounting principles generally accepted in the United States.

The stock options and bonus stock we offer to our employees, non-employee directors, consultants and advisors could result in ongoing dilution to all stockholders.

We maintain three equity compensation plans: (i) the 2000 Stock Option/Stock Issuance Plan (the “2000 Plan”), pursuant to which we may issue an aggregate of 710,000 options and shares of common stock to employees, officers, directors, consultants and advisors, (ii) the 2001 Employee Stock Purchase Plan (the “Purchase Plan”), pursuant to which our employees are provided the opportunity to purchase our stock through payroll deductions, and (iii) the 2004 Equity Incentive Plan (the “2004 Plan”), pursuant to which we may issue a total of 900,000 options and shares of common stock to employees, officers, directors, consultants and advisors. As of June 30, 2006, 465,000 shares of stock had been granted directly to current and former executives of the Company and there were options outstanding to purchase 53,905 shares of common stock under our 2000 Plan; 589,845 shares of common stock remained available for issuance under the 2000 Plan. A maximum of 41,667 shares of common stock have been authorized for issuance under the Purchase Plan. As of June 30, 2006, there were options outstanding to purchase 280,936 shares of common stock and 298,000 shares of stock had been granted directly to current executives of the Company under our 2004 Plan; 321,064 shares of common stock remained available for issuance under the 2004 Plan.

In addition, as of June 30, 2006, there were 131,999 shares of common stock subject to outstanding options granted other than under the 2004 Plan, the 2000 Plan or the Purchase Plan. 16,999 of these non-plan options were granted in prior years to various employees, directors, consultants and advisors before the creation of any stock option plan and 115,000 were granted as inducement stock options to Thomas Tullie, our new CEO, in 2005.

We plan to continue to provide our employees opportunities to participate in the Purchase Plan. We also plan to issue options to purchase sizable numbers of shares of common stock to new and existing employees, officers, directors, advisors, consultants or other individuals as we deem appropriate and in our best interests. This could result in substantial dilution to all stockholders and increased control by management.

The conversion or exercise, as applicable, of our outstanding convertible preferred stock, secured convertible term note and warrants could result in significant ongoing dilution to all stockholders.

As of June 30, 2006, there were outstanding warrants to purchase up to 5,056,072 shares of our common stock with a weighted average exercise price of $4.46 per share. The weighted average remaining life for all of the outstanding warrants as of June 30, 2006 was 2.22 years from June 30, 2006. In addition, at June 30, 2006, there were 814,998 shares of “Series A” 7% Convertible Preferred Stock and 746,157 shares of Series B 7% Convertible Preferred Stock outstanding. These shares are convertible into shares of common stock. Also, we issued a secured convertible term note in the principal amount of $2,100,000 in December 2005. This note is convertible into shares of our common stock, and we are required in certain circumstances to make scheduled principal and interest payments in shares of our common stock rather than in cash.

The issuance of any shares of our common stock pursuant to the conversion or exercise of the above securities could significantly dilute your ownership in the Company, and the sale of such shares of common stock in the market could cause the market price of our common stock to decline as a result of the increased supply of shares, which could in turn cause you to lose a portion of your investment. The significant downward pressure on the market price of our common stock that would result from the sale of a significant amount of such shares of common stock could also encourage “short sales” by holders of our securities or others. These “short sales” occur when an investor commits to sell a security that he or she does not own at the time such commitment is made, but that the investor hopes to buy in earnest at a lower price in the future before he or she must deliver the security to the counterparty on the original sale. Investors typically engage in short selling when they believe that the price of the underlying security will decline before the time of settlement. In the event of a significant increase in short selling of our common stock, other investors may interpret such increase as a sign that the market price of our common stock will decline, causing further downward pressure on the market price.

Laurus is contractually prevented (subject to default by us or waiver by the holder upon 75 days’ notice to us) from converting its secured convertible term note and/or exercising its warrants if such conversion or exercise would result in such holder owning more than 4.99% of our issued and outstanding shares of common stock. Laurus is also further prevented from owning more than 19.99% of our issued and outstanding common stock under any circumstances. Laurus could, however, effectively avoid these limitations by selling some of the shares of common stock that it acquires upon partial conversion of the secured convertible term note or partial exercise of the warrants and then receiving additional shares upon further conversion of the note or further exercise of the warrants. In this way, Laurus could sell more shares of our common stock than these contractual limits while never holding more than such limits. The issuance of such shares of common stock could result in significant ongoing dilution to all stockholders.

The principal and interest payable on the Laurus secured convertible term note is convertible into shares of our common stock, and under certain circumstances this conversion is mandated. The number of shares of our common stock that are issuable upon conversion of the note is equal to the aggregate amount of the principal, interest and fees then due and payable with respect to the note divided by the fixed conversion price then in effect. The fixed conversion price is subject to potential future adjustment, which would result in the note becoming convertible into a greater or lesser number of shares of our common stock.

Our common stock is subject to the rights and preferences of our mandatorily-redeemable convertible preferred stock.

In January and February 2005, we issued 864,229 shares of 7% Convertible Preferred Stock in a Series A private placement. These shares had an aggregate original liquidation preference of $2,808,750 above the common stock, have an aggregate cumulative dividend of approximately $200,000 per year, must be redeemable in four years, and are convertible into common stock (with favorable anti-dilution adjustments if we issue stock below fair market value). Also, without approval of a majority of the 7% Convertible Preferred Stock, we cannot repurchase or redeem common stock (except pursuant to repurchase agreements with service providers) or borrow money or issue debt securities other than in a strategic transaction, in connection with an acquisition of another entity, or pursuant to an independent-directors-approved commercial borrowing, secured lending or lease financing transaction.

In the second quarter of 2005, we issued 792,306 shares of Series B 7% Convertible Preferred Stock, with rights and preferences substantially similar to those of Series A.

As of May 15, 2006, there remain outstanding 814,998 shares of 7% Convertible Preferred Stock and 731,157 shares of Series B 7% Convertible Preferred Stock.

The agreements governing our outstanding secured convertible term note and secured non-convertible revolving note contain various covenants which may limit our ability to operate our business.

The agreements governing our outstanding secured convertible term note and secured non-convertible revolving note contain various provisions that limit our ability to, among other things: declare or pay dividends on our common stock, issue mandatorily redeemable preferred stock, redeem any preferred stock, effect certain mergers or other corporate transactions, materially alter or change the scope of our business, sell or lease assets, or create or incur additional indebtedness. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities, any of which could have a material adverse impact on our business. Also, upon our failure to comply with any of the covenants contained in the agreements governing the secured convertible term note and secured non-convertible revolving note, the holder thereof may accelerate the indebtedness outstanding thereunder, and we may not have sufficient funds available to make the required payments.

We do not intend to pay cash dividends.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference.